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                                                                      EXHIBIT 30

                                AUDITORS' CONSENT


TO THE BOARD OF DIRECTORS OF INTEROIL CORPORATION

         We have read the prospectus dated November 10, 2004 relating to the distribution of certain common shares of the Company. We have complied with Canadian generally accepted standards for an auditors' involvement with offering documents.

         We consent to the incorporation by reference in the above-mentioned prospectus of our auditor's report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2003 and 2002 and the consolidated statements of earnings, retained earnings and cash flows for each of the years then ended and to the reference to our firm under the heading "Experts" in the prospectus. Our report is dated March 4, 2004 (except as to note 13 which is as of March 24, 2004).

Sydney, Australia
November 10, 2004                                               /s/   KPMG